CONSULTING AGREEMENT

This Consulting Agreement executed by and between First Foods Group, Inc., a Nevada corporation ("FIFG"), and Robert Kanuth of Bay Harbor, FL ("RK") (collectively "the Parties") does hereby bind the Parties to the following terms and conditions:

SERVICES TO BE PERFORMED BY RK:

1) FIFG will appoint RK to serve on FIFG's Board of Directors until the earlier to occur of (x) the end of the term of this Agreement or (y) a shareholders meeting and in the event a shareholders meeting occurs prior to the end of the term of this Agreement, FIFG will nominate RK for reelection to the Board.
2) RK will serve as the Director of FIFG's "1st Foods Funding Division" for the term of this Agreement, and will oversee all capital raising efforts undertaken by FIFG, both for internal funding and for any FIFG client desirous of raising capital.
3) RK will utilize, as he sees fit, his numerous business contacts and connections to help further the financial capabilities of FIFG, its subsidiaries and its consulting clients.

COMPENSATION TO BE RECEIVED BY RK

1) RK will receive a one-time fee of 150,000 shares of FIFG common stock for performing the services outlined above.
2) The Parties agree that they will enter into good faith negotiations towards executing a long-term consulting/employment contract prior to the expiration of this Agreement.

ACKNOWLEDGEMENTS

It is acknowledged by the parties that the execution of this Consulting Agreement is a material event for FIFG and will require the filing of an appropriate 8K and the issuance of a press release to the general public. Copies of any such filings, public announcements or disclosures, shall be approved in writing by each party at least one day prior to the release thereof.

TERM

This Agreement shall extend for a period of six (6) months from the date hereof and can be further extended through mutual consent of the parties.

AGREED AND ACCEPTED this 23rd day of June 2017:

Harold L. Kestenbaum

First Foods Group, Inc.
Harold Kestenbaum, CEO

Robert C Kanuth

Robert Kanuth